EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor.
New York, NY 10006

Telephone: (212) 930-9700
Facsimile: (212) 930-9725

July 5, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Techprecision Corporation
Form SB-2 Registration Statement (File No. 333-133509)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Techprecision Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the outstanding shares of common stock being sold pursuant to the Registration Statement are, and the shares of common stock being sold pursuant to the Registration Statement upon exercise of the warrants as described in the Registration Statement will be, when issued upon such exercise will be, duly authorized, legally and validly issued, fully paid and non-assessable under Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Asher S. Levitsky P.C. Defined Benefit Plan owns 29,671 shares of common stock. Asher S. Levitsky P.C. is of counsel to Sichenzia Ross Friedman Ference LLP.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Sichenzia Ross Friedman Ference LLP